Exhibit (n)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Lazard Global Total Return and Income Fund, Inc. on Form N-2 of our report dated April 21, 2004, included in the Statement of Additional Information and to the references to us under the caption "Experts" in the Statement of Additional Information, which is part of such Registration Statement.





Deloitte & Touche
New York, New York
April 23, 2004